MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made as of May 22, 2013 by and among BHN LLC, a New York limited liability company (together with its permitted assignees, the “Manager”), Prime Acquisition Corp., a Cayman Island company (the “Company”), and each Subsidiary (as defined below) of the Company that becomes a party to the Agreement (as defined below) pursuant to Section 26, and shall become effective and binding on the Manager and the Company as of the date of the Closing (as defined below) (the “Effective Date”).

WHEREAS, the Company is listed on NASDAQ under the symbols “PACQU” (for units), “PACQ” (for common shares) and “PACQW” (for warrants) formed under the US Securities and Exchange Commission’s definition of a “Blank Check Company”;

WHEREAS, the Company was created specifically to pool funds in order to finance a merger or acquisition opportunity within a set timeframe. The Company concluded its initial public offering on March 25, 2011. It raised $36 million from investors and a private placement from the founders of the Company of about $1.6388 million; and

WHEREAS, the Company and/or its Subsidiaries have identified an acquisition opportunity pursuant to which the Company and/or its Subsidiaries shall acquire assets in Southern Europe (the “Assets”) in exchange for stock in the Company (the “Transaction”);

WHEREAS, the Company and its Subsidiaries desire to retain the Manager to manage the Assets and to provide investment advisory services to the Company and the Subsidiaries on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

The following terms have the following meanings assigned to them:

(a) “Adjusted Net Operating Income” means an amount equal to (i) revenues, including net gains generated from the disposal of Assets during the fiscal year in question, less (ii) expenses, including the Management Fee and debt service, but excluding one-time brokers’ fees, depreciation expense and other non-cash expenses (such as any non-cash bonus paid to Manager).

(b) “Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

(c) “Agreement” means this Management Agreement, as amended from time to time.

(d) “Annualized Yield” means an amount equal to (i) Adjusted Net Operating Income divided by (ii) Stockholders’ Equity at December 31 of the measurement year.

(e) “Assets” has the meaning set forth in the preamble.

(f) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(g) “Board of Directors” means the Board of Directors of the Company.

(h) “Cause” has the meaning set forth in Section 14 of this Agreement.

(i) “Closing” means the closing of the transactions contemplated in the third whereas clause of this Agreement.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

(k) “Common Stock” means the ordinary shares, par value $0.001 per share, of the Company.

(l) “Company” has the meaning set forth in the preamble of the Agreement.

(m) “Company Account” has the meaning set forth in Section 5 of the Agreement.

(n) “Company Executive Officer” means the Company’s Chief Executive Officer, President, (or Chief Operating Officer) and Chief Investment and Business Development Officer of the Company and Chief Financial Officer.

(o) “Company Indemnified Party” has the meaning set forth in Section 10(b) of the Agreement.

(p) “Excess Funds” has the meaning set forth in Section 2(m) of the Agreement.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Expenses” has the meaning set forth in Section 8 of the Agreement.

(s) “GAAP” means generally accepted accounting principles, as applied in the United States.

(t) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(u) “Guidelines” has the meaning set forth in Section 2(d)(i) of the Agreement.

(v) “Indemnitee” has the meaning set forth in Section 10(b) of the Agreement.

(w) “Indemnitor” has the meaning set forth in Section 10(c) of the Agreement.

(x) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Company or the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Stock is listed.

(y) “Initial Term” has the meaning set forth in Section 11(a) of the Agreement.

(z) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(aa) “Management Fee” means a management fee, payable in cash monthly in arrears, in an amount equal to 1.90% of the value of the managed Assets as of the last business day of the month divided by 12.

(bb) “Manager” has the meaning set forth in the preamble of the Agreement.

(cc) “Manager Indemnified Party” has the meaning set forth in Section 10(a) of the Agreement.

(dd) “Monitoring Services” has the meaning set forth in Section 2(b) of the Agreement.

(ee) “NASDAQ” means The NASDAQ Stock Market LLC.

(ff) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(gg) “Portfolio Management Services” has the meaning set forth in Section 2(b) of the Agreement.

(hh) “Renewal Term” has the meaning set forth in Section 12(b) of the Agreement.

(ii) “Securities Act” means the Securities Act of 1933, as amended.

(jj) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

(ll) “Termination Fee” has the meaning set forth in Section 11(d) of this Agreement.

SECTION 2. APPOINTMENT AND DUTIES OF THE MANAGER

(a) The Company and each Subsidiary that becomes a party to this Agreement each hereby appoints the Manager to manage the Assets of the Company and each Subsidiary that becomes a party to this Agreement subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. Unless otherwise provided, the appointment gives the Manager discretionary authority over the Assets and in the performance of the Portfolio Management Services, as defined below. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Board of Directors shall periodically review the Company's portfolio of Assets. If a majority of the Independent Directors determine that a particular investment does not comply with the Company’s investment guidelines, as determined by the Board of Directors from time to time, then a majority of the Independent Directors will consider what corrective action, if any is to be taken. The Manager shall be permitted to rely upon the direction of a member of the Board of Directors designated for such purpose by the Board of Directors to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(c) The Manager will provide the Company and its Subsidiaries with a management team, including its Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and Chief Business Development Officer and other support personnel. Each of the Chief Executive Officer, Chief Financial Officer, the Chief Operating Officer and Chief Business Development Officer will be subject to the approval of the Board of Directors. The Manager shall provide the Company with a succession plan, which must be reasonably acceptable to a majority of the Independent Directors, setting forth the succession or replacement in the event that the Chief Executive Officer is unable to serve in such capacity to the Company.

(d) The Manager, in its capacity as manager of the Assets and the day-to-day operations of the Company and its Subsidiaries, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company and its Subsidiaries may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and its Subsidiaries and will perform (or cause to be performed) such services and activities relating to the Assets and operations of the Company and its Subsidiaries as may be appropriate, including, without limitation:

(i) serving as consultant for the Company and its Subsidiaries with respect to the periodic review of the investment criteria and parameters established by the Independent Directors for the Assets, borrowings and operations, any modifications to which shall be approved by a majority of the Independent Directors (such policy guidelines as initially approved, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

(ii) investigating, analyzing and selecting possible asset acquisition opportunities;

(iii) acquiring, financing, retaining, selling, restructuring, or disposing of Assets consistent with the Guidelines, provided, however, that if any such action relates to the acquisition or disposition of Assets with a fair market value or expected sales price greater than 15% of the Company’s Assets, then any such action shall be subject to the approval of the Board of Directors;

(iv) with respect to prospective purchases, sales, or exchanges of Assets, conducting negotiations, on behalf of the Company and its Subsidiaries, with sellers and purchasers and their respective agents, representatives and investment bankers;

(v) advising the Board of Directors with respect to alternative forms of capital raising;

(vi) engaging and supervising, on behalf of the Company and its Subsidiaries, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, and all other services as may be required relating to the Company’s and the Subsidiaries’ operations or Assets (or potential Assets);

(vii) advising the Company and its Subsidiaries on, preparing, and negotiating applications and agreements relating to programs established by the U.S. Government or other governments;

(viii) entering into, on the Company’s behalf, applications and agreements relating to programs established by the U.S. Government or other governments;

(ix) coordinating and managing operations of any joint venture or co-investment interests held by the Company and its Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(x) subject to the provisions of Section 9, providing executive and administrative personnel, office space and office services required in rendering services to the Company and its Subsidiaries;

(xi) administering the day-to-day operations of the Company and its Subsidiaries and performing and supervising the performance of such other administrative functions necessary in the management of the Company and its Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s and its Subsidiaries’ debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xii) communicating on behalf of the Company and its Subsidiaries with the holders of any equity or debt securities of the Company and its Subsidiaries as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xiii) advising the Company in connection with policy decisions to be made by the Board of Directors;

(xiv) assisting the Company and its Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to the investment objectives of the Company and its Subsidiaries and making available to the Company and its Subsidiaries its knowledge and experience with respect to mortgage loans, real estate-related assets and non-real estate related assets;

(xv) furnishing reports to the Company and its Subsidiaries regarding the activities of the Company and its Subsidiaries and the services performed for the Company and its Subsidiaries by the Manager;

(xvi) monitoring the operating performance of the Assets and providing periodic reports with respect to Asset performance to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing and re-investing any moneys and securities of the Company and its Subsidiaries (including investing Assets in short-term financial instruments pending investment of such Assets), payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and its Subsidiaries and advising the Company and its Subsidiaries as to its capital structure and capital raising, provided, however, that if any such action relates to a transaction with a fair market value greater than 15% of the Company’s Assets, then any such action shall be subject to the approval of the Board of Directors;

(xviii) subject to the approval of the Board of Directors, causing the Company and its Subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to the Company and to conduct quarterly compliance reviews with respect thereto, each as required by law or for the purposes of good corporate governance;

(xix) assisting the Company and its Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting the Company in establishing any new Subsidiaries;

(xxi) assisting the Company and its Subsidiaries in complying with all regulatory requirements applicable to the Company and its Subsidiaries in respect of its business activities, including assisting with preparing or causing the preparation of all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act or by the Nasdaq and any other securities exchange or quotation systems on which the Company’s capital stock may be traded or quoted;

(xxii) assisting the Company and its Subsidiaries in taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Exchange Act and the Securities Act or by the Nasdaq and any other securities exchange or quotation systems on which the Company’s capital stock may be traded or quoted;

(xxiii) placing, or arranging for the placement of, all portfolio management orders pursuant to its investment determinations for the Company and its Subsidiaries either directly with the issuer or with a broker or dealer (including any Affiliated broker or dealer);

(xxiv) subject to the approval of the Board of Directors, handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and its Subsidiaries may be involved or to which the Company may be subject arising out of the day-to-day operations of the Company and its Subsidiaries (other than with the Manager or its Affiliates);

(xxv) representing and making recommendations to the Company and its Subsidiaries in connection with the purchase and finance of, and commitment to purchase and finance, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxvi) advising the Company and its Subsidiaries with respect to and structuring long-term financing vehicles for the portfolio of Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvii) serving as a consultant for the Company and its Subsidiaries with respect to decisions regarding any financings, hedging activities or borrowings undertaken by the Company and its Subsidiaries including (1) assisting the Company and its Subsidiaries in developing criteria for debt and equity financing that is specifically tailored to its objectives; and (2) advising the Company and its Subsidiaries with respect to obtaining appropriate financing for its Assets;

(xxviii) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company and its Subsidiaries;

(xxix) performing such other services as may be reasonably required from time to time for management and other activities relating to the Assets and business of the Company and its Subsidiaries as the Board of Directors shall reasonably request or the Manager shall reasonably deem appropriate under the particular circumstances; and

(xxx) causing the Company and its Subsidiaries to materially comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and its Subsidiaries with respect to the Assets. Such services will include, but not be limited to: (i) consulting with the Company and its Subsidiaries on the purchase and sale of portfolio Assets; (ii) identifying other investment opportunities; (iii) collecting information on, and submitting reports pertaining to Assets and general economic conditions; (iv) periodically reviewing and evaluating the performance of the Assets; (v) acting as liaison between the Company and its Subsidiaries and other parties with respect to the purchase, financing and disposition of Assets; and (vi) performing other customary functions related to the management of the Assets.

(e) The Manager may enter into agreements with third parties for the purpose of engaging one or more parties for and on behalf of the Company, at the sole cost and expense of the Company, to provide property management, asset management, leasing, development and/or other services to the Company and its Subsidiaries pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and its Subsidiaries.

(f) The Manager may, at its expense, from time to time, propose to retain one or more additional service providers for the provision of services to the Manager in order to enable the Manager to provide the services to the Company and its Subsidiaries specified by this Agreement.

(g) Subject to the approval of the Board of Directors, the Manager may retain, for and on behalf of the Company and its Subsidiaries, such services of accountants and legal counsel as the Manager deems necessary or advisable in connection with the management and operations of the Company and its Subsidiaries.

(h) The Manager may retain, for and on behalf of the Company and its Subsidiaries such appraisers, insurers, brokers, dealers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and its Subsidiaries. The Manager shall have the right to cause any such services to be rendered by its employees or Affiliates (including having any “in-house” legal opinions of the Company be issued by employees of the Manager).

(i) The Manager may effect transactions by or through the agency of another person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company as a whole and may contribute to an improvement in the performance of the Company or the Manager or its Affiliates in providing services to the Company.

(j) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or cause to be prepared, with respect to any Asset, reports and other information with respect to such Asset as may be reasonably requested by the Company.

(k) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and its Subsidiaries, all reports, financial or otherwise, with respect to the Company and its Subsidiaries reasonably required by the Board of Directors in order for the Company and its Subsidiaries to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and its Subsidiaries’ books of account by a nationally recognized independent accounting firm.

(l) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and its Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(m) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager.

(n) After the Effective Date, the Manager will advise the Board of Directors of changes in the equity ownership of the Manager.

SECTION 3. AGENCY

(a) The Manager shall act as agent of the Company and each Subsidiary in performing the duties enumerated in Section 2.

(b) Managers, partners, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiary, such persons shall use their respective titles in the Company or the Subsidiary.

(c) The Company agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Company to file any registration statement in a timely manner or to deliver any financial statements or other reports with respect to the Company or any Subsidiary. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall use good faith reasonable efforts to promptly obtain such approval and shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

SECTION 4. BANK ACCOUNTS

At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 5. RECORDS; CONFIDENTIALITY

The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to non-Affiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s and its Subsidiaries’ business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company or Subsidiary investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 5. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.

SECTION 6. OBLIGATIONS OF MANAGER; RESTRICTIONS

(a) The Manager shall require each seller or transferor of investment assets to the Company and its Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely affect the status of the Company and its Subsidiaries under the relevant tax code, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing or any other provisions of this Agreement, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

SECTION 7. COMPENSATION

(a) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager the Management Fee monthly in arrears commencing with the month in which this Agreement was executed. If applicable, the initial payment and final installment of the Management Fee will be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement was in effect.

(b) The Manager shall compute each installment of the Management Fee within five business days after the end of the calendar month with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Management Fee shown therein shall be due and payable no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(c) In addition, the Company shall provide the Manager (or the Company Executive Officers - as determined by the Manager on an annual basis) with additional cash and equity incentive compensation as follows:

(i) A one-time equity grant equal to 3.5% of the issued and outstanding shares of Common Stock at Closing (including any shares issued to the sellers of the Assets at the Closing) in the form of shares of Restricted Common Stock, provided the minimum value of the Assets (based on the consideration paid for the Assets plus any debt assumed) is greater than $150 million;

(ii) Assuming that the Company pays a cash dividend equal to $0.50 per share to its holders of Common Stock, the Manager shall be entitled to receive, on an annual basis thereafter, a bonus equal to 10% of the Adjusted Net Operating Income. Such bonus will be paid, at the discretion of the Manager either in cash or in shares of restricted Common Stock or restricted stock units, based on the fair market value of the Common Stock on the date of issuance.

(d) At or promptly after the Closing, the Company shall put into place a Stock Incentive Plan providing for the issuance to the Manager of options to purchase up to 1,000,0000 shares of Common Stock under such plan.

SECTION 8. EXPENSES

(a) The Manager shall be responsible for the compensation expenses related to any and all personnel of the Manager, including without limitation, salaries, bonus and other wages, payroll taxes and the cost of the employee benefit plans of such personnel, and costs of insurance with respect to such personnel (other than liability insurance as contemplated by Section 9(b)(iii)).

(b) The Company shall pay all of its expenses, and shall reimburse the Manager for documented expenses of the Manager incurred on the Company’s behalf (the “Expenses”), excepting those expenses that are specifically the responsibility of the Manager as set forth herein; Without limiting the generality of the foregoing, Expenses include, but are not limited to, the following:

(i) expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets provided that with respect to any transaction subject to approval of the Board of Directors expenses incident to such transactions shall also require Board approval;

(ii) costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company and its Subsidiaries by third party providers retained by the Manager;

(iii) the compensation of the Independent Directors and expenses of the Company’s directors and the cost of liability insurance to indemnify the directors and officers of the Company, its Subsidiaries and the Manager;

(iv) costs associated with the establishment and maintenance of any credit facilities or other indebtedness of the Company and its Subsidiaries (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any securities offerings of the Company and its Subsidiaries;

(v) expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange or other market center, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company;

(vi) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(vii) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used solely for the Company and its Subsidiaries;

(viii) compensation and expenses of the custodian and transfer agent of the Company and its Subsidiaries, if any;

(ix) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(x) all taxes and license fees;

(xi) all insurance costs incurred in connection with the operation of the business of the Company and its Subsidiaries;

(xii) costs and expenses incurred in contracting with third parties for the servicing of assets of the Company and its Subsidiaries;

(xiii) all other costs and expenses relating to the business and investment operations of the Company and its Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xiv) expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Company and its Subsidiaries or Assets separate from the office or offices of the Manager;

(xv) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xvi) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xvii) all other expenses actually incurred by the Manager which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(c) The Manager shall prepare a statement documenting the Expenses incurred during each month, and shall deliver such statement to the Company within 5 days after the end of each month. Expenses incurred by the Manager on behalf of the Company entitled to be reimbursed shall be reimbursed by the Company to the Manager on the fifth (5th) business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

(d) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred and have not yet been paid or are incurred in connection with such expiration or termination.

SECTION 9. LIMITS OF MANAGER RESPONSIBILITY; INDEMNIFICATION

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Company and each Subsidiary shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its officers, stockholders, directors, employees, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager, together with the managers, officers, directors and employees of the Manager, its officers, members, directors, employees, and any such Person (each a “Manager Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company or any Subsidiary, and their respective stockholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

(c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitee shall have the right to assume the defense and settlement of such claim or request that the Indemnitor assumes the defense and settlement of such claim; provided, that the Indemnitee notifies the Indemnitor of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without the Indemnitor’s prior written consent. If the Indemnitor assumes such defense only at the request of the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

SECTION 10. NO JOINT VENTURE

Nothing in this Agreement shall be construed to make the Company and each Subsidiary and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 11. TERM; TERMINATION

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until the fifth anniversary of the “Effective Date” (the “Initial Term”), provided, however, that this Agreement will be automatically terminated if the Closing has not occurred by September 30, 2013.

(b) The Agreement shall be automatically renewed for an additional five-year term (a “Renewal Term”) at the end of the Initial Term or any Renewal Term unless the Company elects, (solely during a Renewal Term), to terminate the Agreement in its sole discretion and for any or no reason. For the avoidance of doubt, this Agreement may not be terminated by the Company during the Initial Term except for Cause.

(c) If an election is made to terminate this Agreement as set forth above, the Company shall deliver to the Manager written notice of the Company’s intention to terminate this Agreement not less than one hundred eighty (180) days prior to the date designated by the Company on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date.

(d) If an election is made to terminate this Agreement during any Renewal Term without Cause, the Company shall pay the Manager two times the average of the total annual compensation paid to the Manager for the previous two years (the “Termination Fee”).

(e) The Manager may terminate this Agreement by providing prior written notice of the Manager’s intention to terminate this Agreement not less than one hundred eighty (180) days prior to the date designated by the Manager on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date.

(f) If this Agreement is terminated pursuant to this Section 11, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 5, 8, 9, and 14 of this Agreement. In addition, Sections 10 of this Agreement shall survive termination of this Agreement.

SECTION 12. ASSIGNMENT

(a) Except as set forth in Section 12(b) of this Agreement, this Agreement may not be assigned by the Manager without the written consent of the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager.

(b) Notwithstanding any provision of this Agreement, the Manager may, without the written consent of the Company, (i) assign this Agreement to an Affiliate of the Manager that is a successor to the Manager by reason of a restructuring or other internal reorganization among the Manager and any one or more of its Affiliates without the consent of the majority of the Board of Directors and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities so long as it remains liable for the Affiliate’s performance In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

SECTION 13. TERMINATION FOR CAUSE

(a) The Company may terminate this Agreement effective immediately upon written notice of termination from the Company to the Manager if (i) the Manager, its agents or its assignees have materially breached any provision of this Agreement and such breach shall have continued for a period of thirty (30) days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or forty-five (45) days after written notice of such breach if the Manager takes steps to cure such breach within thirty (30) days of the written notice), (ii) the Manager or any of its Affiliates engages in any act of fraud, misappropriation of funds, embezzlement, (iii) there is an event of gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency.

(b) The Manager may terminate this Agreement effective immediately upon written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall have continued for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(c) The Company or the Manager may terminate this Agreement in the event the Company becomes required to register as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

SECTION 14. ACTION UPON TERMINATION

From and after the effective date of termination of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination, including, if applicable, the Termination Fee. Upon such termination, the Manager shall deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

SECTION 15. REPRESENTATIONS AND WARRANTIES

(a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of the Cayman Islands, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.

(ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) The Manager is duly organized, validly existing and in good standing under the laws of the State of New York, has the corporate power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii) The Manager has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

SECTION 16. NOTICES

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a) If to the Company:

(b) If to the Manager:

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

SECTION 17. BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 18. ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. Without limiting the foregoing, this Agreement supersedes the letter of intent between the Company and BHN Srl dated February 22, 2013 and such letter of intent is of no further force or effect. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

SECTION 19. AMENDMENTS

This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

SECTION 20. GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY (BUT WITH REFERENCE TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW, WHICH BY ITS TERMS APPLIES TO THIS AGREEMENT).

SECTION 21. NO WAIVER; CUMULATIVE REMEDIES.

No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 22. HEADINGS

The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

SECTION 23. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 24. SEVERABILITY

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 25. GENDER

Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SECTION 26. JOINDER

Each Subsidiary of the Company will become a party to this Agreement by executing a Joinder Agreement substantially in the form attached hereto as Exhibit A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Prime Acquisition Corp.
a Cayman Islands company

By:	/s/ Diana Liu
Name: Diana Liu
Title: CEO

BHN LLC
a New York limited liability company

By:	/s/ Marco Prete
Name: Marco Prete
Title: Managing Member

EXHIBIT A
FORM OF JOINDER AGREEMENT

Reference is hereby made to the MANAGEMENT AGREEMENT made as of ____________, 2013 (the “Agreement”) by and among BHN LLC, a New York limited liability company (together with its permitted assignees, the “Manager”), Prime Acquisition Corp., a Cayman Islands company (the “Company”), and each Subsidiary (as defined therein) of the Company that becomes a party to the Agreement pursuant to Section 27, and shall become effective and binding on the Manager and the Company as of the Closing (the “Effective Date”).

Pursuant to and in accordance with Section 27 of the Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed to be a Subsidiary of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

By:

Name:

Title:

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